UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 14, 2013

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (281) 358-8986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

On May 16, 2013, Insperity, Inc. (“the Company”) issued a press release announcing an impairment associated with its minority investment in The Receivables Exchange.  The Company expects to record a non-cash impairment charge in the second quarter of 2013 at an amount up to $2.8 million or $0.11 per share.  Due to federal income tax limitations on capital losses, no tax benefit associated with the impairment is expected to be recognized in the second quarter of 2013.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 14, 2013, the Company held its annual meeting of stockholders (the “Annual Meeting”) at its corporate headquarters in Kingwood, Texas.  The results of the matters submitted to a vote of the stockholders at the Annual Meeting were as follows:

(i)	To elect the persons named below as Class III directors for a term expiring at the annual meeting of stockholders in 2016 or until their respective successors have been duly elected and qualified:

Director	For	Withheld	Broker Non-Votes

Jack M. Fields, Jr.	22,024,221	927,397	1,375,973
Paul S. Lattanzio	22,320,407	631,211	1,375,973
Richard G. Rawson	22,042,096	909,522	1,375,973

(ii)	To cast an advisory vote to approve the Company’s executive compensation:

For	Against	Abstain	Broker Non-Votes
21,260,503	1,678,748	12,367	1,375,973

(iii)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013:

For	Against	Abstain	Broker Non-Votes
24,196,734	116,606	14,251	N/A

(iv)	To cast a vote on a non-binding stockholder proposal regarding majority voting in director elections:

For	Against	Abstain	Broker Non-Votes
17,782,316	5,160,159	9,143	1,375,973

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Insperity, Inc. on May 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

By:	/s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal, General Counsel and Secretary

Date:  May 16, 2013

EXHIBIT INDEX

Exhibit
No.	Description

99.1 —	Press release issued by Insperity, Inc. on May 16, 2013.